EXHIBIT 99.1
NEWS RELEASE

Ducommun Incorporated Reports Results for the
First Quarter Ended April 2, 2022
Record Backlog*; Solid Start to 2022; Restructuring Initiative Announced
SANTA ANA, CALIFORNIA (May 3, 2022) – Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today reported results for its first quarter ended April 2, 2022.
First Quarter 2022 Recap
•Net Revenue was $163.5 million
•Net income of $8.1 million, or $0.66 per diluted share
•Adjusted net income of $8.3 million, or $0.67 per diluted share
•Adjusted EBITDA of $20.1 million, or 12.3% of revenue
•Record backlog of $943 million
“It was a good quarter for the Company with commercial aerospace demand continuing its recovery, along with solid performance from Ducommun's defense business resulting in top line growth year-over-year,” said Stephen G. Oswald, chairman, president and chief executive officer. “Revenue rose to $163.5 million, up 4% over Q1 2021, as large commercial aircraft platform sales grew nearly 50% due to increased build rates from Boeing and Airbus. This was also an excellent result in light of the significant amount of COVID cases among the workforce in January. The Company's backlog as well reached an all-time high of $943 million, led by growth in commercial aerospace orders, a very positive sign for this year. In addition, we took the opportunity to pay down $30 million on our term loans during Q1 2022 by deploying some of the net proceeds from the major gain on last quarter's sale-leaseback of our Gardena, California performance center.
“As we move forward into 2022, our team has also identified additional ways to accelerate the achievement of our strategic goals and today are announcing a restructuring plan to better position the Company for stronger performance. The Company currently anticipates this initiative will result in approximately $10 million to $14 million in total pre-tax restructuring charges over the next 12 months. Of these charges, approximately $4 million are expected to be outlays for employee separation and other facility consolidation related expenses, and $6 million to $10 million to be non-cash charges for the write-down of inventory and impairment of long-lived assets. On an annualized basis, beginning in 2023, the Company anticipates these restructuring actions will result in total cost savings of approximately $3 million to $4 million. We are taking these steps with an eye on accelerating growth and shareholder value in the years ahead.
“Finally, we are thrilled with the record backlog for the Company and with the continuing recovery in commercial aerospace along with solid performance from Ducommun's defense business, we are looking forward to the rest of the year.”
First Quarter Results
Net revenue for the first quarter of 2022 was $163.5 million compared to $157.2 million for the first quarter of 2021. The year-over-year increase of 4.0% was primarily due to the following:
•$18.7 million higher revenue in the Company’s commercial aerospace end-use markets due to higher build rates on large aircraft platforms, other commercial aerospace platforms, and regional and business aircraft platforms; partially offset by

•$14.8 million lower revenue in the Company’s military and space end-use markets due to lower build rates on other military and space platforms, various missile platforms, and military rotary-wing aircraft platforms.
Net income for the first quarter of 2022 was $8.1 million, or $0.66 per diluted share, compared to $6.7 million, or $0.55 per diluted share, for the first quarter of 2021. This reflects higher other income of $3.0 million, partially offset by higher selling, general and administrative (“SG&A”) expenses of $0.9 million.
Gross profit for the first quarter of 2022 was $32.5 million, or 19.9% of revenue, compared to gross profit of $33.1 million, or 21.1% of revenue, for the first quarter of 2021. The decrease in gross profit as a percentage of net revenue year-over-year was primarily due to unfavorable product mix, partially offset by lower compensation and benefits costs.
Operating income for the first quarter of 2022 was $9.1 million, or 5.6% of revenue, compared to $10.6 million, or 6.8% of revenue, in the comparable period last year. The year-over-year decrease of $1.5 million was primarily due to higher SG&A expenses and lower gross profit. Adjusted operating income for the first quarter of 2022 was $12.3 million, or 7.5% of revenue, compared to $12.3 million, or 7.8% of revenue, in the comparable period last year.
Interest expense for the first quarter of 2022 was $2.4 million compared to $2.8 million in the comparable period of 2021. The year-over-year decrease was due to a lower outstanding debt balance, partially offset by higher interest rates.
Adjusted EBITDA for the first quarter of 2022 was $20.1 million, or 12.3% of revenue, compared to $21.1 million, or 13.5% of revenue, for the comparable period in 2021.
During the first quarter of 2022, the net cash used in operations was $18.9 million compared to $23.4 million during the first quarter of 2021. The lower cash used in operations year-over-year was primarily due to higher accounts payable and higher net income, partially offset by lower accrued and other liabilities, higher investment in contract assets and inventories, and higher accounts receivable.
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of April 2, 2022 was $942.7 million compared to $905.2 million as of December 31, 2021. Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of April 2, 2022 were $767.1 million compared to $814.1 million as of December 31, 2021.
Business Segment Information
Electronic Systems
Electronic Systems segment net revenue for the quarter ended April 2, 2022 was $97.5 million, compared to $99.1 million for the first quarter of 2021. The year-over-year decrease was primarily due to the following:
•$9.9 million lower revenue within the Company’s military and space end-use markets due to lower build rates on other military and space platforms and various missile platforms; partially offset by
•$5.9 million higher revenue in the Company’s commercial aerospace end-use markets due to higher build rates on other commercial aerospace platforms.
Electronic Systems segment operating income for the quarter ended April 2, 2022 was $9.4 million, or 9.7% of revenue, compared to $12.5 million, or 12.6% of revenue, for the comparable quarter in 2021. The year-over-year decrease of $3.1 million was primarily due to unfavorable manufacturing volume and unfavorable product mix.
Structural Systems
Structural Systems segment net revenue for the quarter ended April 2, 2022 was $66.0 million, compared to $58.0 million for the first quarter of 2021. The year-over-year increase was primarily due to the following:
•$12.8 million higher revenue within the Company’s commercial aerospace end-use markets due to higher build rates on large aircraft platforms and regional and business aircraft platforms; partially offset by
•$4.9 million lower revenue within the Company’s military and space end-use markets due to lower build rates on military rotary-wing aircraft platforms.
Structural Systems segment operating income for the quarter ended April 2, 2022 was $4.9 million, or 7.4% of revenue, compared to $5.1 million, or 8.8% of revenue, for the comparable quarter in 2021. The year-over-year decrease of $0.2 million was primarily due to unfavorable product mix, partially offset by favorable manufacturing volume and lower compensation and benefits costs.
Corporate General and Administrative (“CG&A”) Expenses
CG&A expenses for the first quarter of 2022 were $5.2 million, or 3.2% of total Company revenue, compared to $7.0 million, or 4.5% of total Company revenue, for the comparable quarter in the prior year. The decrease in CG&A expenses was primarily due to lower compensation and benefits costs of $1.8 million.
Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president and chief executive officer, and Christopher D. Wampler, the Company’s vice president, chief financial officer, controller and treasurer will be held today, May 3, 2022 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 844-239-5278 (international 574-990-1017) approximately 10 minutes prior to the conference time. The participant passcode is 8291899. Mr. Oswald and Mr. Wampler will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes. This call is also being webcast and can be accessed at the Ducommun website at Ducommun.com.
Additional information regarding Ducommun's results can be found in the Q1 2022 Earnings Presentation available at Ducommun.com.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s achievement of its strategic goals or objectives, future performance, and results of its restructuring plan, including the latter's effect on the Company's growth or rate of growth, value creation and outlook. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: whether the anticipated pre-tax restructuring charges will be sufficient to address all anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for the Company's shareholders; the strength of the real estate market, the duration of any lease entered into as part of any sale-leaseback transaction, the amount of commissions owed to brokers, and applicable tax rates; the impact of the Company’s debt service obligations and restrictive debt covenants; the Company’s end-use markets are cyclical; the Company depends upon a selected base of industries and customers; a significant portion of the Company’s business depends upon U.S. Government defense spending; the Company is subject to extensive regulation and audit by the Defense Contract Audit Agency; contracts with some of the Company’s customers contain provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry could adversely affect the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the Company relies on its suppliers to meet the quality and delivery expectations of its customers; the Company uses estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities could adversely affect the Company’s financial results; cyber security attacks, internal system or service failures may adversely impact the Company’s business and operations; the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release, May 3, 2022, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense, depreciation, amortization, stock-based compensation expense, and Guaymas fire related expenses, insurance recoveries related to business interruption, and inventory purchase accounting adjustments), non-GAAP operating income and as a percentage of net revenues, non-GAAP earnings, and non-GAAP earnings per share. In addition, certain other prior period amounts have been reclassified to conform to current year’s presentation.
During the three months ended April 2, 2022, the Company changed its non-GAAP operating income and as a percentage of net revenues, non-GAAP earnings, and non-GAAP earnings per share presentation to exclude the amortization of acquisition-related intangible assets as it is a non-cash item and a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have estimated useful lives of up to 19 years. Exclusion of this non-cash amortization expense allows for the comparison of operating results that are consistent over time for both the newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies. As such, the Company modified the prior year's presentation for this item to conform with the current year's presentation.
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies. We define backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein is greater than the remaining performance obligations disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond our control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in several programs to a greater extent than our net revenues. Backlog in industrial markets tends to be of a shorter duration and is generally fulfilled within a three month period. As a result of these factors, trends in our overall level of backlog may not be indicative of trends in our future net revenues.
CONTACT:

Suman Mookerji, Vice President, Corporate Development and Investor Relations, 657.335.3665
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	April 2, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$19,260	$76,316
Accounts receivable, net	82,804	72,261
Contract assets	187,171	176,405
Inventories	159,795	150,938
Production cost of contracts	7,862	8,024
Other current assets	8,783	8,625
Total Current Assets	465,675	492,569
Property and equipment, Net	103,900	102,419
Operating lease right-of-use assets	38,860	33,265
Goodwill	203,694	203,694
Intangibles, net	138,116	141,764
Other assets	9,086	5,024
Total Assets	$959,331	$978,735
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$74,842	$66,059
Contract liabilities	37,841	42,077
Accrued and other liabilities	31,917	41,291
Operating lease liabilities	7,028	6,133
Current portion of long-term debt	7,000	7,000
Total Current Liabilities	158,628	162,560
Long-term debt, less current portion	247,729	279,384
Non-current operating lease liabilities	32,917	28,074
Deferred income taxes	18,820	18,727
Other long-term liabilities	13,531	15,388
Total Liabilities	471,625	504,133
Commitments and contingencies
Shareholders’ Equity
Common stock	120	119
Additional paid-in capital	104,244	104,253
Retained earnings	385,362	377,263
Accumulated other comprehensive loss	(2,020)	(7,033)
Total Shareholders’ Equity	487,706	474,602
Total Liabilities and Shareholders’ Equity	$959,331	$978,735

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	April 2, 2022	April 3, 2021
Net Revenues	$163,481	$157,151
Cost of Sales	131,006	124,051
Gross Profit	32,475	33,100
Selling, General and Administrative Expenses	23,352	22,490
Operating Income	9,123	10,610
Interest Expense	(2,402)	(2,806)
Other Income	3,000	—
Income Before Taxes	9,721	7,804
Income Tax Expense	1,622	1,109
Net Income	$8,099	$6,695
Earnings Per Share
Basic earnings per share	$0.68	$0.57
Diluted earnings per share	$0.66	$0.55
Weighted-Average Number of Common Shares Outstanding
Basic	11,989	11,791
Diluted	12,328	12,250

Gross Profit %	19.9%	21.1%
SG&A %	14.3%	14.3%
Operating Income %	5.6%	6.8%
Net Income %	5.0%	4.3%
Effective Tax Rate	16.7%	14.2%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	% Change	April 2, 2022	April 3, 2021	% of Net Revenues 2022	% of Net Revenues 2021
Net Revenues
Electronic Systems	(1.7)%	$97,466	$99,104	59.6%	63.1%
Structural Systems	13.7%	66,015	58,047	40.4%	36.9%
Total Net Revenues	4.0%	$163,481	$157,151	100.0%	100.0%
Segment Operating Income
Electronic Systems		$9,411	$12,491	9.7%	12.6%
Structural Systems		4,887	5,128	7.4%	8.8%
		14,298	17,619
Corporate General and Administrative Expenses(1)		(5,175)	(7,009)	(3.2)%	(4.5)%
Total Operating Income		$9,123	$10,610	5.6%	6.8%
Adjusted EBITDA
Electronic Systems
Operating Income		$9,411	$12,491
Depreciation and Amortization		3,506	3,423
		12,917	15,914	13.3%	16.1%
Structural Systems
Operating Income		4,887	5,128
Depreciation and Amortization		4,203	3,440
Guaymas fire related expenses		957	475
Inventory Purchase Accounting Adjustments		637	—
		10,684	9,043	16.2%	15.6%
Corporate General and Administrative Expenses(1)
Operating loss		(5,175)	(7,009)
Depreciation and Amortization		59	59
Stock-Based Compensation Expense		1,590	3,133
		(3,526)	(3,817)
Adjusted EBITDA		$20,075	$21,140	12.3%	13.5%
Capital Expenditures
Electronic Systems		$1,696	$624
Structural Systems		3,372	1,989
Corporate Administration		—	—
Total Capital Expenditures		$5,068	$2,613
(1)Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP OPERATING INCOME RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended
GAAP To Non-GAAP Operating Income	April 2, 2022	April 3, 2021	% of Net Revenues 2022	% of Net Revenues 2021
GAAP Operating income	$9,123	$10,610

GAAP Operating income - Electronic Systems	$9,411	$12,491
Adjustment:
Amortization of acquisition-related intangible assets	373	373
Adjusted operating income - Electronic Systems	9,784	12,864	10.0%	13.0%

GAAP Operating income - Structural Systems	4,887	5,128
Adjustment:
Guaymas fire related expenses	957	475
Inventory purchase accounting adjustments	637	—
Amortization of acquisition-related intangible assets	1,246	833
Adjusted operating income - Structural Systems	7,727	6,436	11.7%	11.1%

GAAP Operating loss - Corporate	(5,175)	(7,009)
Adjusted operating loss - Corporate	(5,175)	(7,009)
Total adjustments	3,213	1,681
Adjusted operating income	$12,336	$12,291	7.5%	7.8%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP EARNINGS AND EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
GAAP To Non-GAAP Earnings	April 2, 2022	April 3, 2021
GAAP Net income	$8,099	$6,695
Adjustments:
Guaymas fire related expenses (1)	766	380
Insurance recoveries related to business interruption (1)	(2,400)	—
Inventory purchase accounting adjustments (1)	510	—
Amortization of acquisition-related intangible assets (1)	1,295	965
Total adjustments	171	1,345
Adjusted net income	$8,270	$8,040

	Three Months Ended
GAAP Earnings Per Share To Non-GAAP Earnings Per Share	April 2, 2022	April 3, 2021
GAAP Diluted earnings per share (“EPS”)	$0.66	$0.55
Adjustments:
Guaymas fire related expenses (1)	0.06	0.03
Insurance recoveries related to business interruption (1)	(0.20)	—
Inventory purchase accounting adjustments (1)	0.04	—
Amortization of acquisition-related intangible assets (1)	0.11	0.08
Total adjustments	0.01	0.11
Adjusted diluted EPS	$0.67	$0.66

Shares used for adjusted diluted EPS	12,328	12,250
(1) Includes effective tax rate of 20.0% for both 2022 and 2021 adjustments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG* BY REPORTING SEGMENT
(Unaudited)
(Dollars in thousands)

	April 2, 2022	December 31, 2021
Consolidated Ducommun
Military and space	$509,165	$520,278
Commercial aerospace	376,761	333,107
Industrial	56,822	51,802
Total	$942,748	$905,187
Electronic Systems
Military and space	$388,636	$400,002
Commercial aerospace	78,728	56,810
Industrial	56,822	51,802
Total	$524,186	$508,614
Structural Systems
Military and space	$120,529	$120,276
Commercial aerospace	298,033	276,297
Total	$418,562	$396,573
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of April 2, 2022 was $942.7 million compared to $905.2 million as of December 31, 2021. Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of April 2, 2022 were $767.1 million compared to $814.1 million as of December 31, 2021.